Exhibit 10.1

MEMORANDUM OF A CONSULTANT AGREEMENT

THIS AGREEMENT is made as of the March 7, 2005.

B E T W E E N :

Claude Pellerin, businessman, businessman, having a business place at 460 Saint-Gabriel, suite 21, city of Montreal, province of Québec, H2Y 2Z9

(Hereinafter referred to as the "Consultant")

- and -

VisualMED Clinical Solutions Corp. (formerly Ancona Mining Corp.), a corporation governed by the laws of Nevada having a business place at 1035 Laurier Street West, Outremont, H2V 2L1, herein represented by its Chairman of the Board, Gérard Dab, duly authorize as he so declares;

(Hereinafter referred to as the "Company")

RECITALS

WHEREAS during the years 2004 and 2005 the Company has retained the services of the Consultant to facilitate the coordination of the legal process for the purpose to purchase some of the assets of of VisualMed Clinical System Corp. ("VSMD") by the Company.

  EMPLOYMENT

  The Company hereby as agreed to employ Claude Pellerin as a Consultant who was responsible for facilitating the transfer to the Company of the assets of VSMD, and the Consultant has hereby accepted such offer and has agreed to serve in such capacity.

  PERIOD OF EMPLOYMENT

  This Agreement has begin during the year 2004, at the first moment he was approach by the representatives of the Company, the Effective Date, and shall continue up until his services are no longer needed.

  COMPENSATION

  The Company as accepted to compensate the Consultant as follow, for his services rendered during the year 2004-2005, an amount of 62,500.00USD payable in 25,000 restricted Common shares of the company.

IN WITNESS WHEREOF the parties have duly executed this Memorandum of an agreement as of the day and date first above written.

SIGNED, SEALED AND DELIVERED in the presence of:

/s/ Illegible	/s/ Claude Pellerin
Witness	Claude Pellerin

/s/ Gerard Dab
Gerard Dab,
VisualMed Clinical Solution Corp.